Exhibit 5.1

March 30, 2012

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

Re:    Registration Statement on Form S-3 filed by Authentidate Holding Corp.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 and the pre-effective amendment thereto (SEC File No. 333-179577) (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about the date first set forth above under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,650,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of Authentidate Holding Corp., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). The Shares consist of (i) 1,500,000 outstanding shares of Common Stock (the “Outstanding Shares”) that are held by a Selling Stockholder and (ii) 150,000 additional shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) that are held by a Selling Stockholder.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States of America. On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

Authentidate Holding Corp.

(i) the Outstanding Shares are validly issued, fully paid and nonassessable.

(ii) The Warrant Shares have been duly authorized by all necessary corporate action on your part and, upon payment for, and delivery of, the Warrant Shares in accordance with the Warrants will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters”. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Becker & Poliakoff, LLP

BECKER & POLIAKOFF, LLP

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